Exhibit 4.1

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is dated as of January 16, 2019 (the “Effective Date”) by and between Luokung Technology Corp., a British Virgin Islands corporation (the “Company”) and Honbridge Holdings Limited, a Cayman Islands corporation (the “Purchaser”).

RECITALS

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to an exemption from the registration requirements of Section 5 of the Securities Act contained in Section 4(a)(2) thereof and/or Regulations D and S thereunder, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company, certain securities of the Company as more fully described in this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and the Purchaser agree as follows:

ARTICLE I.
DEFINITIONS

1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms have the meanings set forth in this Section 1.1:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person as such terms are used in, and construed, under Rule 405 under the Securities Act.

“Assets” means all of the properties and assets of the Company, whether real, personal or mixed, tangible or intangible, wherever located, whether now owned or hereafter acquired.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any calendar day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Claims” means any Proceedings, Judgments, Obligations, threats, losses, damages, deficiencies, settlements, assessments, charges, costs and expenses of any nature or kind.

“Closing” means the Initial Closing and the Subsequent Closing.

“Closing Date” means the day on which the Initial Closing and the Subsequent Closing have been consummated.

“Commission” means the United States Securities and Exchange Commission.

“Company Intellectual Property” means Company Owned Intellectual Property and Company Licensed Intellectual Property.

“Company Licensed Intellectual Property” means any and all the intellectual property licensed to any Group Company necessary for the business as currently conducted and as presently proposed to be conducted.

“Company Owned Intellectual Property” means any and all the intellectual property owned by any Group Company necessary for the business as currently conducted and as presently proposed to be conducted.

“Consent” means any consent, approval, order or authorization of, or any declaration, filing or registration with, or any application or report to, or any waiver by, or any other action (whether similar or dissimilar to any of the foregoing) of, by or with, any Person, which is necessary in order to take a specified action or actions, in a specified manner and/or to achieve a specific result.

“Contract” means any written or oral contract, agreement, order or commitment of any nature whatsoever, including, any sales order, purchase order, lease, sublease, license agreement, services agreement, loan agreement, mortgage, security agreement, guarantee, management contract, employment agreement, consulting agreement, partnership agreement, shareholders agreement, buy sell agreement, option, warrant, debenture, subscription, call or put.

“Control” means the possession, direct or indirect, of the power to direct, or cause the direction of, the management and policies of a Person, whether through the ownership of 50% or more of voting securities, by contract or otherwise.

“Environmental Requirements” means all Laws and requirements relating to human, health, safety or protection of the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, or Hazardous Materials in the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), or otherwise relating to the treatment, storage, disposal, transport or handling of any Hazardous Materials.

“Equity Securities” means, with respect to a given Person, any share, share capital, registered capital, ownership interest, partnership interest, equity interest, joint venture or other ownership interest of such Person, or any option, warrant, or right to subscribe for, acquire or purchase any of the foregoing, or any other security or instrument convertible into or exercisable or exchangeable for any of the foregoing, or any equity appreciation, phantom equity, equity plan or similar right with respect to such Person, or any Contract of any kind for the purchase or acquisition from such Person of any of the foregoing, either directly or indirectly.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Financial Statements” means the audited consolidated balance sheets and profit and loss statements for the Company as of and for the 12-month period ending December 31, 2017; the unaudited consolidated balance sheets and profit and loss statements for the Company as of and for the nine-month period ending September 30, 2018; and the unaudited balance sheets, income statements and statements of cash flow for each Group Company that is a PRC entity as of and for the nine-month period ending September 30, 2018 prepared in accordance with PRC GAAP, of which each Financial Statement is included in Section 3.1(h) of the Disclosure Schedules.

“GAAP” means generally accepted accounting principles, methods and practices set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, and statements and pronouncements of the Financial Accounting Standards Board, the SEC or of such other Person as may be approved by a significant segment of the U.S. accounting profession, in each case as of the date or period at issue, and as applied in the U.S. to U.S. companies.

“Governmental Authority” means any foreign, federal, state or local government, or any political subdivision thereof, or any court, agency or other body, organization, group, stock market or exchange exercising any executive, legislative, judicial, quasi-judicial, regulatory or administrative function of government.

“Group Companies” means the Company and any direct or indirect Subsidiary of the Company, including and each a “Group Company”.

“Hazardous Materials” means: (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCB’s); (ii) any chemicals, materials, substances or wastes which are now or hereafter become defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import, under any Law; and (iii) any other chemical, material, substance, or waste, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental Authority.

“Initial Closing” shall have the meaning ascribed to such term in Section 2.1

“Initial Closing Date” means the day on which all of the Transaction Documents have been executed and delivered by the applicable parties thereto, and all conditions precedent to (i) the Purchaser’s obligations to pay the Initial Subscription Amount and (ii) the Company’s obligations to deliver the Initial Shares, in each case, have been satisfied or waived.

“Initial Shares” shall have the meaning ascribed to such term in Section 2.1.

“Initial Subscription Amount” shall have the meaning ascribed to such term in Section 2.1.

“Judgment” means any order, writ, injunction, fine, citation, award, decree, stipulation or determination or any other judgment of any nature whatsoever of any Governmental Authority.

“Key Employees” means Song Xuesong (宋雪松), Peng Kegang (彭克刚), Li Baomin (李宝民), Dong Futian (董福田), Jeff Zeng, Hong Ting (洪婷), Mao Cheng (毛成), Li Gang (李刚), Zhao JiAn (赵继安), Fan Zhenhua (范振华), Patrick Zeng and Zhang Dongpu (张东普).

“Law” means any provision of any law, statute, ordinance, code, constitution, charter, treaty, rule or regulation of any Governmental Authority.

“Leases” means all leases for real or personal property.

“Liens” means a lien, charge, pledge, security interest, encumbrance, right of first refusal, preemptive right, mortgage, easement, leasehold, assessment, tax, covenant, restriction, reservation, conditional sale, prior assignment, or any other encumbrance, claim, burden or charge of any nature whatsoever.

“Losses” means any and all losses, reduction of cost basis for Tax purposes, Claims, damages, diminution in value of the Group or any Group Company, the Ordinary Shares, liabilities and expenses (joint or several), including reasonable attorneys’ and paralegals’ fees and expenses, court costs, settlement amounts, costs of investigation, preparing, compromising or defending against any litigation, commenced or threatened, or any Claim whatsoever and interest thereon from the time such amounts are due at the highest non-usurious rate of interest permitted by applicable Law, to which any of the Indemnified Party (as defined in Section 5.1) may become subject.

“Material Adverse Effect” means with respect to the event, item or question at issue, that such event, item or question would not have or reasonably be expected to result in: (i) a material adverse effect on the legality, validity or enforceability of this Agreement or any of the Transaction Documents; (ii) a material adverse effect on the results of operations, Assets, business or condition (financial or otherwise) or prospects of the Company or any of its subsidiaries, either individually or taken as a whole; (iii) a material adverse effect on the Company’s or its subsidiaries’ ability to perform, on a timely basis, its or their respective Obligations under this Agreement or any Transaction Documents; or (iv) a material adverse effect on Purchaser’s ability to sell or dispose of any of the Shares in accordance with applicable securities Laws.

“Material Contract” shall mean any Contract to which any Group Company is a party or by which any Group Company, or any of their Assets, are bound and which: (i) is relating to the formation, creation, operation, management or Control of a partnership, joint venture, limited liability company or similar arrangement; (ii) involves a loan (other than accounts receivable from trade debtors in the ordinary course of business) or advance to (other than travel and entertainment allowances to the employees of any Group Company extended in the ordinary course of business), or investment in, any Person, of more than US$100,000 in any calendar year on its face; (iii) involves indebtedness of any Group Company of more than US$100,000; (iv) contains a right of first refusal, put, call or similar right pursuant to which any Group Company could be required to purchase or sell, as applicable, any equity interests of any Person or material assets; (v) involves aggregate expenditure of US$100,000 or more to or from any Group Company; (vi) involves delivery, purchase, licensing or provision, by or to any Group Company following the date of this Agreement, of any goods, services, assets or other items having a value (or potential value) over the term of such Contract of US$100,000 or more or is otherwise material to the conduct of any Group Company’s business as now conducted and as contemplated to be conducted in the future; (vii) involves a Lease; (viii) imposes any guaranty, surety or indemnification Obligations on any Group Company; (ix) may result in the loss or create more liability of any Group Company or to lose the benefit of any right, licence or privilege that any Group Company enjoys currently involving an amount of more than US$100,000; (x) prohibits any Group Company from engaging in any business or competing anywhere in the world; (xi) involves patents, or any other intellectual property that is material to any Group Company; (xii) contains provisions on exclusivity, “change in control”, rights of first refusal or similar rights, or grants a power of attorney, agency or similar authority; (xiii) involves the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of my Equity Securities of any Group Company, or the acquisition or disposition of any assets or business by any Group Company involving an amount of not less than US$100,000; (xiv) any Contract pursuant to which any Person obtains Control of any Group Company; (xv) was not made in the Ordinary Course of Business or is otherwise than by way of a bargain at arm’s length; (xvi) is of a long-term nature (that is to say, unlikely to be fully performed within six months of it being entered into); (xvii) requires the Group Company to give more than 60 days’ notice to effect its termination; (xviii) involves the waiver, compromise or settlement of any Proceeding; (xix) is any other agreement or arrangement having or likely to have a material effect on the financial or trading position or prospects of any Group Company; or (xx) is a bid, tender, proposal or offer which, if accepted, would result in any Group Company becoming a party to any agreement or arrangement of a kind described in any of paragraphs (i) to (xix) herein.

“Obligation” means any debt, liability or obligation of any nature whatsoever, whether secured, unsecured, recourse, nonrecourse, liquidated, unliquidated, accrued, absolute, fixed, contingent, ascertained, unascertained, known, unknown or obligations under executory Contracts.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity, quality and frequency).

“Ordinary Share” means the ordinary share of the Company, par value US$0.01 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Per Share Purchase Price” equals US$6.00 per share of Ordinary Share, subject to adjustment for reverse and forward stock splits, stock combinations and other similar transactions of the Ordinary Share that may occur after the date of this Agreement.

“Permit” means any license, permit, approval, waiver, order, authorization, right or privilege of any nature whatsoever, granted, issued, approved or allowed by any Governmental Authority.

“Person” means an individual, corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“PRC GAAP” means the PRC generally accepted accounting principles and practices as in effect from time to time.

“Principal Trading Market” shall mean the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market, the OTC Markets, including the Bulletin Board and Pink Sheets, the NYSE Euronext or the New York Stock Exchange, whichever is at the time the principal trading exchange or market for the Common Stock.

“Proceeding” means any demand, claim, suit, action, litigation, investigation, audit, study, arbitration, administrative hearing, or any other proceeding of any nature whatsoever.

“Real Property” means any real estate, land, building, structure, improvement, fixture or other real property of any nature whatsoever, including, but not limited to, fee and leasehold interests.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“SAFE” means the State Administration of Foreign Exchange of the PRC and /or its local counterparts.

“SAFE Rules and Regulations” means any and all applicable rules, regulations, guidelines and reporting and registration requirements issued by SAFE.

“Sanctions” means any sanction from time to time administrated by the Office of Foreign Assets Control of the United States Department of Treasury (“OFAC”), or by the United States Department of State or by Her Majesty’s Treasury or any sanctions imposed by the European Union (including under Council Regulation (EC) No.194/2008), the United Nations Security Council or any other relevant Governmental Authority and any activities sanctionable under the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010, as amended or the Iran Sanctions Act, as amended.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” shall have the meaning ascribed to such term in Section 3.1(g).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Laws” means, collectively, the Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley”), the Securities Act, the Exchange Act, the Rules and Regulations, the auditing principles, rules, standards and practices applicable to auditors of “issuers” (as defined in Sarbanes-Oxley) promulgated or approved by the Public Company Accounting Oversight Board and applicable state securities laws and regulations.

“Shares” shall mean the Initial Shares and the Subsequent Shares.

“Short Sales” means all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act (but shall not be deemed to include the location and/or reservation of borrowable shares of Ordinary Share).

“Subscription Amount” means the amount calculated by multiplying the Shares to be purchased by the Per Share Purchase Price in United States dollars and in immediately available funds.

“Subsequent Closing” shall have the meaning ascribed to such term in Section 2.1.

“Subsequent Closing Date” means the day on all conditions precedent to (i) the Purchaser’s obligations to pay the Subsequent Subscription Amount and (ii) the Company’s obligations to deliver the Subsequent Shares, in each case, have been satisfied or waived.

“Subsequent Shares” shall have the meaning ascribed to such term in Section 2.1.

“Subsequent Subscription Amount” shall have the meaning ascribed to such term in Section 2.1.

“Subsidiary” means any subsidiary of the Company and shall, where applicable, also include any direct or indirect subsidiary of the Company formed or acquired after the date hereof. For the avoidance of doubt, the Subsidiaries of the Company shall include MMB Limited, Mobile Media (China) Limited and SuperEngine Holding Limited, Zhong Chuan Tian Xia Information and Technology (Beijing) Limited (中传天下信息科技（北京）有限公司), Zhong Chuan Tian Xia Information and Technology (Shenzhen) Limited (中传天下信息科技（深圳）有限公司), Beijing Zhong Chuan Shi Xun Technology Limited (北京中传视讯科技有限公司), Jiangsu Zhong Chuan Rui You Information and Technology Limited (江苏中传瑞有信息科技有限公司), Huoerguosi Luokuang Information and Technology Limited (霍尔果斯箩筐信息科技有限公司), Shenzhen Zhou Shi Dai Digital and Technology Limited (深圳市九州时代数码科技有限公司) Suzhou Superengine Graphics Software Technology Development Co., Ltd. (苏州超擎图形软件科技发展有限公司) and Anhui Superengine Intelligent and Technology Limited (安徽超擎智能科技有限公司).

“Tax” means (i) any foreign, federal, state or local income, profits, gross receipts, franchise, sales, use, occupancy, general property, real property, personal property, intangible property, transfer, fuel, excise, accumulated earnings, personal holding company, unemployment compensation, social security, withholding taxes, payroll taxes, or any other tax of any nature whatsoever, (ii) any foreign, federal, state or local organization fee, qualification fee, annual report fee, filing fee, occupation fee, or any other fee or charge of such nature whatsoever, or (iii) any deficiency, interest or penalty imposed with respect to any of the foregoing.

“Tax Return” means any tax return, filing, declaration, information statement or other form or document required to be filed in connection with or with respect to any Tax.

“Transaction Documents” means this Agreement, and any other documents or agreements executed between the Company and the Purchaser in connection with the transactions contemplated hereunder.

“Transfer Agent” means Worldwide Stock Transfer, LLC, the current transfer agent of the Company, with a mailing address of One University Plaza, Suite 505.Hackensack, NJ 07601, and any successor transfer agent of the Company.

ARTICLE II.
PURCHASE AND SALE

2.1 Closing.

(a) Upon the terms and subject to the conditions set forth herein, the Company agrees to sell, and the Purchaser agrees to purchase, 2,000,000 shares of Ordinary Shares of the Company (the “Shares”). Upon receiving 50% of the Purchaser’s Subscription Amount on the Initial Closing Date (the “Initial Subscription Amount”) and the delivery by the Purchaser of the other items set forth in Section 2.2 deliverable at the Initial Closing, the Company shall deliver the 1,000,000 shares of Ordinary Shares of the Company (the “Initial Shares”) to the Purchaser on the Initial Closing Date. The Company shall file a Registration Statement on Form F-3 with the SEC seeking registration of the Shares for resale before the deadline provided in Section 4.5(d) (the “Registration Statement”).

(b) Within five (5) Business Days of the satisfaction or waiver of the conditions set forth in Section 2.3, the Company shall have the right to require the Purchaser to purchase the Subsequent Shares by delivering to the Purchaser, by facsimile and overnight courier, an irrevocable written notice that the Company has exercised its right to require the Purchaser to purchase the Subsequent Shares (the “Subsequent Closing Notice”). The Purchaser shall pay the remaining Subscription Amount (namely, US$6,000,000) (the “Subsequent Subscription Amount”) by wire transfer to the bank account designated by the Company within five (5) Business Days of the date receiving the Subsequent Closing Notice and the Company shall deliver the 1,000,000 shares of the Ordinary Shares of the Company (the “Subsequent Shares”) (without any restrictive legend) to the Purchaser within three (3) Business Days of the payment of the Subsequent Subscription Amount (the “Subsequent Closing”). If the SEC only approves the effectiveness of the Registration Statement covering the resale of the Initial Shares, the Purchaser shall notify the Company in writing or sending a notice via email at yujie@luokung.com whether it will purchase the Subsequent Shares within seven (7) calendar days of the date on which the restrictive legend on the certificates representing the Initial Shares is removed. The purchase price shall still be fixed at US$6.00 per Share. The Company shall deliver the Subsequent Shares to the Purchaser within three (3) Business Days of the payment of the Subsequent Subscription Amount and shall file a Registration Statement covering the resale of the Subsequent Shares within four weeks after the date of payment of the Subsequent Subscription Amount by the Purchaser. If the condition set forth in Section 2.3(b)(viii) has not occurred by the date that is nine (9) months after the Initial Closing Date, the Purchaser’s obligation to purchase the Subsequent Shares shall be terminated. For the avoidance of doubt, the Company and the Purchaser shall sign a separate agreement if the Purchaser wants to purchase any Ordinary Share after a period of the nine (9) months from the Initial Closing Date.

2.2 Closing Deliveries.

(a) On or prior to the Initial Closing Date, the Company shall deliver or cause to be delivered to the Purchaser each of the following:

(i) this Agreement duly executed by the Company;

(ii) a copy of the irrevocable instructions to the Transfer Agent instructing the Transfer Agent to deliver the Initial Shares equal to the Purchaser’s Initial Subscription Amount divided by the Per Share Purchase Price, in the name of the Purchaser.

(b) On or prior to the Initial Closing Date, the Purchaser shall deliver or cause to be delivered to the Company, as applicable, the following:

(i) this Agreement duly executed by the Purchaser; and

(ii) the Purchaser’s Initial Subscription Amount by wire transfer to the bank account directed by the Company.

(c) On or prior to the Subsequent Closing Date, the Company shall deliver or cause to be delivered to the Purchaser a copy of the irrevocable instructions to the Transfer Agent instructing the Transfer Agent to deliver the Subsequent Shares equal to the Purchaser’s Subsequent Subscription Amount divided by the Per Share Purchase Price, in the name of the Purchaser. On or prior to the Subsequent Closing Date, the Purchaser shall deliver or cause to be delivered to the Company, as applicable, the Purchaser’s Subsequent Subscription Amount by wire transfer to the bank account directed by the Company.

2.3 Closing Conditions.

(a) The obligations of the Company hereunder in connection with a Closing are subject to the following conditions being met at or before the applicable Closing Date:

(i) the accuracy when made and on such Closing Date of the representations and warranties of the Purchaser contained herein (unless as of a specific date therein in which case they shall be accurate as of such date);

(ii) all obligations, covenants and agreements of the Purchaser required to be performed at or prior to such Closing Date shall have been performed; and

(iii) the delivery by the Purchaser of the items set forth in Section 2.2(b) or (c) (if applicable) of this Agreement on or prior to such Closing Date.

(b) The obligations of the Purchaser hereunder in connection with a Closing are subject to the following conditions being met at or before the applicable Closing Date:

(i) the Company having obtained all necessary approval, license, consent, authorization, waiver, order or notice for the entering into of this Agreement and the transactions contemplated thereunder from Governmental Authority or other parties (including but not limited to creditors, investors or stakeholders) and such approval, license, consent, authorization, waiver, order or notice has not been revoked before such Closing Date (if applicable);

(ii) the accuracy when made and on such Closing Date of the representations and warranties of the Company contained herein (unless as of a specific date therein in which case they will be accurate as of such date). Purchaser shall have received a certificate, executed by the President of the Company, to the foregoing in the form reasonably acceptable to Purchaser;

(iii) all obligations, covenants and agreements of the Company required to be performed at or prior to such Closing Date shall have been performed;

(iv) the delivery by the Company of the items set forth in Section 2.2(a) or (c) (if applicable) of this Agreement on or prior to such Closing Date;

(v) the Company shall have delivered to Purchaser a certificate evidencing the formation and good standing of the Company in its jurisdiction of formation issued by the Secretary of State (or comparable office) of such jurisdiction of formation as of a date within ten (10) days of such Closing Date;

(vi) the Company shall have delivered to Purchaser a certificate, in the form acceptable to Purchaser, executed by the Secretary of the Company dated as of each Closing Date, as to (i) the resolutions consistent with Section 3.1(b) as adopted by the Company’s board of directors in a form reasonably acceptable to Purchaser, (ii) Memorandum of Association and Articles of Association as in effect at such Closing.

(vii) the Ordinary Shares (I) shall remain listed on the Nasdaq and (II) shall not have been suspended, as of such Closing Date, by the Commission or the Nasdaq from trading nor shall suspension by the Commission or the Nasdaq have been threatened, as of such Closing Date, either (A) in writing by the Commission or Nasdaq or (B) by falling below the minimum listing maintenance requirements of the Nasdaq market;

(viii) prior to the Subsequent Closing Date, the Registration Statement covering the resale of the Shares thereby shall have been declared effective under the Securities Act by the Commission and shall remain effective, and the Purchaser shall be permitted to utilize the Prospectus therein to resell such Shares;

(ix) if requested by the Purchaser from and after the date the Registration Statement has been declared effective, the Company shall request its transfer agent to remove the restrictive legend on the certificates representing the Shares; and

(x) no event shall have occurred which could reasonably be expected to have a Material Adverse Effect.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company. Except as indicated in the SEC Reports or, if not indicated in the SEC Reports, as set forth and disclosed in the Company’s disclosure schedules (“Disclosure Schedules”) attached to this Agreement and made a part hereof, the Company hereby represents and warrants to the Purchaser as of the date of this Agreement and as of the Initial Closing Date and the Subsequent Closing Date, which the Company might provide updates for representations and warranties before the Subsequent Closing Date, as follows:

(a) Organization and Qualification. The Company and each of the Subsidiaries, if any, is an entity duly incorporated or otherwise organized and validly existing under the laws of each jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Each Group Company is qualified to do business in each jurisdiction in which it conducts business. Each Group Company that is a PRC entity has a valid business license issued by the State Administration for Industry and Commerce or its local branch or other relevant Governmental Authorities (a true and complete copy of which has been made available to the Purchaser for inspection), and has, since its establishment, carried on its business in compliance with the business scope set forth in its business license. Each representation and warranty contained in this Article III or otherwise set forth in this Agreement shall be deemed to mean and be construed to include the Company and each Group Company, as applicable, regardless of whether each of such representations and warranties in Article III specifically refers to the Group Companies or not.

(b) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and each of the other Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the other Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, the Board of Directors or the Company’s stockholders in connection herewith or therewith.

(c) Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any governmental authority or any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents or the offer, issue and sale of the Shares, other than: (i) the disclosure filing required for this Agreement, or (ii) such filings as are required to be made under applicable state securities laws. All Consents which the Company is required to obtain pursuant to the immediately preceding sentence have been obtained or effected on or prior to the date hereof. The Company is not aware of any facts or circumstances which might give rise to any of the foregoing.

(d) No Violation. The execution, delivery and performance of this Agreement and the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, including the issuance of any of the Shares, will not: (i) constitute a violation of or conflict with any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents; (ii) constitute a violation of, or a default or breach under (either immediately, upon notice, upon lapse of time, or both), or conflicts with, or gives to any other Person any rights of termination, amendment, acceleration or cancellation of, any provision of any Contract to which Company is a party or by which any of its Assets or properties may be bound; (iii) constitute a violation of, or a default or breach under (either immediately, upon notice, upon lapse of time, or both), or conflicts with, any Judgment; (iv) constitute a violation of, or conflict with, any Law (including United States federal and state securities Laws and the rules and regulations of any market or exchange on which the Ordinary Shares are quoted); or (v) result in the loss or adverse modification of, or the imposition of any fine, penalty or other Liens with respect to, any Permit granted or issued to, or otherwise held by or for the use of, Company or any of Company’s Assets. The Company is not in violation of its Memorandum of Association and Articles of Association or other organizational or governing documents and the Company is not in default or breach (and no event has occurred which with notice or lapse of time or both could put the Company in default or breach) under, and the Company has not taken any action or failed to take any action that would give to any other Person any rights of termination, amendment, acceleration or cancellation of, any Contract to which the Company is a party or by which any property or Assets of the Company are bound or affected.

(e) Authorization of the Shares. The Shares to be sold by the Company and their issue and sale are duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will be duly and validly issued, fully paid and non-assessable and free and clear of all Liens with respect to the issue thereof, and will be issued in compliance with all applicable Securities Laws.

(f) Group Structure and Capitalization. Section 3.1 (f) of the Disclosure Schedules sets forth a complete and accurate structure chart of the Group immediately after the Closing.

(a) As of the date hereof, each Group Company that is a PRC entity is duly organized and validly existing under the Laws of the PRC. Immediately prior to the Closing, the authorized capital stock of the Company will consist of 250,000,000 Ordinary Shares, of which 199,317,558 Ordinary Shares are issued and outstanding. Immediately prior to the Closing, the Ordinary Shares is quoted on the Nasdaq under the trading symbol “LKCO”.

(b) All the share capital or registered capital of each Group Company outstanding as of the date hereof has been validly issued and are fully paid or contributed and nonassessable. No share capital or registered capital of any Group Company is subject to preemptive rights or any other similar rights or any Liens.

(c) As of the date hereof: (i) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any Shares of capital stock of the Company or any of its subsidiaries, or Contracts, commitments, understandings or arrangements by which the Company or any of its subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its subsidiaries, or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any Shares of capital stock of the Company or any of its subsidiaries; (ii) there are no outstanding debt securities, notes, credit agreements, credit facilities or other Contracts or instruments evidencing indebtedness of the Company or any of its subsidiaries, or by which the Company or any of its subsidiaries is or may become bound; (iii) there are no outstanding registration statements with respect to the Company or any of its securities; (iv) there are no agreements or arrangements under which the Company or any of its subsidiaries is obligated to register the sale of any of their securities under the Securities Act (except pursuant to this Agreement); (v) there are no financing statements securing obligations filed in connection with any Group Company or any of its Assets; (vi) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by this Agreement or any related agreement or the consummation of the transactions described herein or therein; and (vii) there are no outstanding securities or instruments of any Group Company which contain any redemption or similar provisions, and there are no Contracts by which any Group Company is or may become bound to redeem Equity Securities of any Group Company.

(d) As of the date hereof: (i) there is no resolution pending to increase the share capital or registered capital of any Group Company or cause the liquidation, winding up, or dissolution of any Group Company, nor has any distress, execution or other process been levied against any Group Company; (ii) there is no outstanding Contract under which any Person purchases or otherwise acquires, or has the right to purchase or otherwise acquire, any interest in the share capital or registered capital of any Group Company; (iii) there is no dividend which has accrued or been declared by any Group Company; and (iv) there is no outstanding or authorized equity appreciation, phantom equity, equity plan or similar right with respect to any Group Company.

(e) There are no stockholders agreements, voting agreements, or other similar agreements with respect to any of the Equity Securities of any Group Company to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s stockholders.

(g) SEC Reports. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto, documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”). The Company is current with its filing obligations under the Exchange Act and all SEC Documents have been filed on a timely basis or the Company has received a valid extension of such time of filing and has filed any such SEC Document prior to the expiration of any such extension. The Company represents and warrants that true and complete copies of the SEC Documents are available on the Commission’s website (www.sec.gov) at no charge to Purchaser, and Purchaser acknowledges that it may retrieve all SEC Documents from such website and Purchaser’s access to such SEC Documents through such website shall constitute delivery of the SEC Documents to Purchaser; provided, however, that if Purchaser is unable to obtain any of such SEC Documents from such website at no charge, as result of such website not being available or any other reason beyond Purchaser’s control, then upon request from Purchaser, the Company shall deliver to Purchaser true and complete copies of such SEC Documents. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act, and none of the SEC Documents, at the time they were filed with the Commission, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the statements made in any such SEC Documents is, or has been, required to be amended or updated under applicable Law (except as such statements have been amended or updated in subsequent filings prior the date hereof, which amendments or updates are also part of the SEC Documents). To the knowledge of the Company and its officers, no other information provided by or on behalf of the Company to Purchaser which is not included in the SEC Documents contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstance under which they are or were made, not misleading.

(h) Financial Statements. The Company has delivered to the Purchaser on the date hereof a complete and accurate copy of the Financial Statements. As of their respective dates, the Financial Statements of the Company complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.

(a) All of the Financial Statements: (i) have been prepared in accordance with the books and records of relevant Group Company; and in accordance with GAAP or PRC GAAP with respect to the Group Company that is a PRC entity, consistently applied, during the periods involved (except: (a) as may be otherwise indicated in such Financial Statements or the notes thereto; or (b) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements); (ii) fairly present in all material respects the consolidated financial position and financial performance of the Group Company as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments); and (iii) are not misleading in any material respect and neither materially overstate the value of assets nor materially understate the liabilities of the Group Company as of the dates to which they were drawn up and do not materially overstate the profits of the Group Company in respect of the periods to which they relate.

(b) Off-balance Sheet Transactions. No Group Company has entered into any off-balance sheet transactions or arrangements.

(i) Investment Company. The Company is not, and is not an Affiliate of, and immediately after receipt of payment for the Shares, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(j) Absence of Certain Changes. Since the date the last of the SEC Documents was filed with the SEC, none of the following have occurred:

(a) any event or circumstance of any nature whatsoever that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in, a Material Adverse Effect;

(b) any transaction, event, action, development, payment, or any other matter of any nature whatsoever entered into by the Company which constitutes a Material Contract;

(c) any material change or amendment to a Material Contract or any constitutional document of any Group Company;

(d) any increase in the wages, salaries or other payments of the Key Employees by more than 15% in a year;

(e) any declaration, setting aside or payment or other distribution in respect of any of such Group Company’s Equity Securities, or any direct or indirect redemption, purchase or other acquisition of any of such Equity Securities by such Group Company; or

(f) any change in the accounting methods or practices, of any Group Company.

(k) Absence of Litigation or Adverse Matters. Except as set forth in Section 3.1(k) of the Disclosure Schedules, (i) There is no Proceeding or Judgment with a Material Adverse Effect on the execution and performance of this Agreement or other Transaction Documents to which the Company is a party; (ii) there is no Proceeding before or by any Governmental Authority or any other Person, pending, or the best of Company’s knowledge, threatened or contemplated by, against or affecting any Group Company, its business or Assets, and to the knowledge of the Company, there is no event or circumstance that may form a basis for any such Proceeding. The foregoing includes, without limitation, Proceedings pending or threatened against the Company, any other Group Companies or the business of the Group Companies (or any basis therefor known to any Group Company) involving the prior employment of any employee of any Group Company, their use in connection with the business of the Group Companies of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with former employers; (iii) there is no outstanding Judgments against or affecting any Group Company, its business or Assets; (iv) there is no Proceeding by any Group Company that is currently pending or that any Group Company currently intends to initiate; (v) there is no material Proceeding pending or, to the knowledge of the Company, threatened, against any Group Company or any director, officer or employee with respect to their business or proposed business activities; (vi) the Group Company is not in breach or violation of any Contract; and (vii) the Group Company has not received any material complaint from any customer, supplier, vendor or employee.

(l) Liabilities and Indebtedness of the Company. The Company does not have any Obligations of any nature whatsoever, except: (i) as disclosed in the Financial Statements and in Section 3.1(l) of the Disclosure Schedules; or (ii) Obligations incurred in the Ordinary Course of Business since the date of the last Financial Statements filed by the Company with the SEC which do not or would not, individually or in the aggregate, exceed Ten Thousand Dollars ($10,000) or otherwise have a Material Adverse Effect.

(m) Title to Assets. The Company has good and marketable title to, or a valid leasehold interest in, all of its Assets which are material to the business and operations of the Company as presently conducted, free and clear of all Encumbrances or restrictions on the transfer or use of same. Except as would not have a Material Adverse Effect, the Company’s Assets are in good operating condition and repair, ordinary wear and tear excepted, and are free of any latent or patent defects which might impair their usefulness, and are suitable for the purposes for which they are currently used and for the purposes for which they are proposed to be used.

(n) Real Estate.

(a) Real Property Ownership. The Company does not own any Real Property.

(b) Real Property Leases. Section 3.1(n) of the Disclosure Schedules sets forth a true and complete description of locations that are the subject of leases, subleases and other agreements under which any Group Company uses or occupies or has the right to use or occupy any real property (each lease a “Real Property Lease” and the properties governed by such Real Property Leases are referred to herein as “Leased Properties”), in each case including (i) the address of each such Leased Property and (ii) the general nature of the current use of each such Leased Property. There is no material breach nor any material non-observance of any covenant, condition or agreement contained in any Real Property Lease on the part of either the relevant landlord or the Group Company. There are no restrictions in any Real Property Lease which prevent the Leased Properties from being used for their present use. With respect to each Real Property Lease: (i) the Group Company has been in peaceful possession of the property leased thereunder and neither the Group Company nor the landlord is in default thereunder; (ii) no waiver, indulgence or postponement of any of the Obligations thereunder has been granted by the Group Company or landlord thereunder; and (iii) there exists no event, occurrence, condition or act known to the Group Company which, upon notice or lapse of time or both, would be or could become a default thereunder or which could result in the termination of the Real Property Leases, or any of them, or have a Material Adverse Effect on the business of the Group Company, its Assets or its operations or financial results. The Group Company has not violated nor breached any provision of any such Real Property Leases, and all Obligations required to be performed by the Group Company under any of such Real Property Leases have been fully, timely and properly performed. If requested by Purchaser, the Group Company has delivered to Purchaser true, correct and complete copies of all Real Property Leases, including all modifications and amendments thereto, whether in writing or otherwise. The Group Company has not received any written or oral notice to the effect that any of the Real Property Leases will not be renewed at the termination of the term of such Real Property Leases, or that any of such Real Property Leases will be renewed only at higher rents. All the material properties leased or occupied by each Group Company are under valid and enforceable leases or agreements.

(o) Material Contracts. Section 3.1(o) of the Disclosure Schedules contains a true and complete list of all Material Contracts, and a copy of each Material Contract has been provided by the Company to the Purchaser. There are no outstanding offers, bids, proposals or quotations made by Company which, if accepted, would create a Material Contract with Company. Each Material Contract is in full force and effect and is a valid and binding Obligation of the parties thereto in accordance with the terms and conditions thereof. Each Material Contract is negotiated on arm’s length basis and is in the Ordinary Course of Business and is not of an unusual or abnormal nature. To the knowledge of the Company and its officers, all Obligations required to be performed under the terms of each of the Material Contracts by any party thereto have been fully performed by all parties thereto, and no party to any Material Contracts is in default with respect to any term or condition thereof, nor has any event occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or would cause the acceleration or modification of any Obligation of any party thereto or the creation of any Encumbrance upon any of the Assets of the Company. Further, the Company has received no notice, nor does the Company have any knowledge, of any pending or contemplated termination of any of the Material Contracts and, no such termination is proposed or has been threatened, whether in writing or orally.

(p) Compliance with Laws. The Company is and at all times has been in material compliance with all Laws, including the anti-corruption laws. The Company has not received any notice that it is in violation of, has violated, or is under investigation with respect to, or has been threatened to be charged with, any violation of any Law.

(q) Permits. Each Group Company possesses all Permits necessary to conduct its business, and the Group Company has not received any notice of, or is otherwise involved in any Proceedings relating to, the revocation or modification of any such Permits. All such Permits are valid and in full force and effect and the Group Company is in material compliance with the respective requirements of all such Permits.

(r) Intellectual Property. The Group Companies own or possess adequate and legally enforceable rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and all other intellectual property rights necessary to conduct its business as now conducted.

(a) To the knowledge of the Company, the Group Companies own all right, title and interest in and to the Company Owned Intellectual Property, or has all necessary and valid rights to use in the business under valid and enforceable licenses or agreements under all Company Licensed Intellectual Property. The license fees, maintenance fees and other fees (if any) in respect of the Company Licensed Intellectual Property have been paid. All of the Company Intellectual Property is subsisting, valid and enforceable and is free and clear of all Liens.

(b) There is no notice, claim or assertion challenging the inventorship, validity, ownership, enforceability, or right of the Group Companies to use, any item of the Company Intellectual Property. There is no actual, pending or, to the knowledge of the Company, threatened claim, Proceeding, opposition, re-examination, interference, invalidation, or cancellation proceeding with respect thereto.

(c) Section 3.1(r) of the Disclosure Schedules sets forth a complete and accurate list of each item of registered Company Owned Intellectual Property and each item of registered Company Licensed Intellectual Property. The Group Companies have previously disclosed or made available to the Purchaser and its agents all material information in its possession that it is aware of related to the Company Intellectual Property as it relates to the business.

(d) All licenses to Company Intellectual Property licensed to the Group Companies by third parties (the “Intellectual Property Licenses”) are in full force and effect in accordance with their terms. The Group Companies have made available to the Purchaser correct and complete copies of all Intellectual Property Licenses.

(e) To the knowledge of the Company, the Group Companies’ conduct of the business has not and does not interfere with, infringe upon, misappropriate or violate in any material respect any Intellectual Property rights of third parties, none of the Group Companies engages or has engaged in any such interference, infringement, misappropriation, or violation. None of the Group Companies has received in writing any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation.

(f) To the knowledge of the Company, no third party has interfered with, infringed upon, misappropriated or violated any Company Intellectual Property.

(g) The Group Companies have taken reasonable and appropriate steps that in the judgment of such Group Company are prudent to protect the title and ownership in the Company Owned Intellectual Property, the secrecy, confidentially, and value of Company Intellectual Property. All officers, employees, consultants, or contractors who are inventors of inventions or creators of any Company Owned Intellectual Property have assigned to the Group Companies all of such investors’ respective rights, title and interest in and to such Intellectual Property. Without limiting the foregoing, the Group Companies have taken all legally required steps to ensure that it owns all Intellectual Property arising from the activities of its officers, employees, consultants, or contractor to enter into valid and enforceable agreements (1) imposing obligations to keep the confidential information of the such Group Company confidential, and (2) providing for the assignment to such Group Company of any Intellectual Property developed or arising out of such officer’s, employee’s, consultant’s and contractor’s employment , engagement, or contract with such Group Company.

(h) None of its officers, employees, consultants, or contractors or their respective Affiliates (i) owns, directly or indirectly, in whole or in part, any interest in any of the Company Owned Intellectual Property, or (ii) to the knowledge of the Company, is obligated under any Contract, or subject to any Order, that would interfere with the use of such officers’, employees’, consultants’, or contractors’ best efforts to promote the interests of such Group Company or that would conflict with the Group Companies’ conduct of the business, or that would prevent such officers, employees, consultants, or contractors from assigning to such Group Company all Intellectual Property conceived, developed or reduced to practice in connection with services rendered to such Group Company.

(s) Labor and Employment Matters. The Company is not involved in any labor dispute or, to the knowledge of the Company, is any such dispute threatened. To the knowledge of the Company and its officers, none of the Company’s employees is a member of a union and the Company believes that its relations with its employees are good. To the knowledge of the Company and its officers, the Company has complied in all material respects with all Laws relating to employment matters, civil rights and equal employment opportunities.

(a) Each Group Company (i) has withheld and reported all amounts required by any applicable Law or any Contract to be withheld and reported with respect to wages, salaries and other payments to employees; (ii) is not liable for any arrear of wages, Tax or penalty for failure to comply with any of the foregoing; and (iii) other than as required by applicable Laws, is not liable for any payment to any trust or fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees.

(b) There is no share incentive, share option or profit sharing arrangement for or affecting any current or former employee or worker of any Group Company. Except as required by applicable laws and set forth in Section 3.1(s) of the Disclosure Schedules, no Group Company has or maintains any employee pension plan, medical insurance, or life insurance to which any Group Company contributed or is obliged to contribute thereunder for current or former employees of any Group Company.

(c) To the knowledge of any of the Company, each Key Employee has entered into an agreement with his or her employer Group Company in respect of non-competition and non-solicitation undertakings. To the knowledge of any of the Company, no Key Employee intends to terminate their employment with his or her employer Group Company, nor does such Group Company have a present intention to terminate such Key Employee. Each Key Employee of the Group Companies is currently devoting his or her full working time to the conduct of the business. To the knowledge of any of the Company, no Key Employee (i) is planning to work less than full time at a Group Company in the future, and (ii) currently working for a Person that competes with the business.

(t) Tax Matters. The Company has made and timely filed all Tax Returns required by any jurisdiction to which it is subject, and each such Tax Return has been prepared in compliance with all applicable Laws, and all such Tax Returns are true and accurate in all respects. Except and only to the extent that the Company has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported Taxes, the Company has timely paid all Taxes shown or determined to be due on such Tax Returns, except those being contested in good faith, and the Company has set aside on its books provision reasonably adequate for the payment of all Taxes for periods subsequent to the periods to which such Tax Returns apply. There are no unpaid Taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim. The Company has withheld and paid all Taxes to the appropriate Governmental Authority required to have been withheld and paid in connection with amounts paid or owing to any Person. There is no Proceeding or Claim for refund now in progress, pending or threatened against or with respect to the Company regarding Taxes.

(u) Business Location. The Company has no office or place of business other than as identified in the SEC Reports and the Company’s principal places of business and chief executive offices are indicated in the SEC Reports. All books and records of the Company and other material Assets of the Company are held or located at the principal offices of the Company.

(v) Illegal Payments. Neither the Company, nor any director, officer, agent, employee or other Person acting on behalf of the Company has, in the course of his actions for, or on behalf of, the Company: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

(w) Interested Party Transactions. Except for arm’s length transactions pursuant to which the Group Company makes payments in the Ordinary Course of Business upon terms no less favorable than the Group Company could obtain from third parties, none of the officers, directors or employees of any Group Company, nor any stockholders who own, legally or beneficially, five percent (5%) or more of the issued and outstanding shares of any class of the Company’s capital stock (each a “Material Shareholder”) (collectively, the “Interested Party”), is presently a party to any transaction with any Group Company (other than for services as employees, officers and directors), including any Contract providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from, any Interested Party or, to the best knowledge of the Company, any other Person in which any Interested Party has a substantial or material interest in or of which any officer, director or employee of any Group Company or Material Shareholder is an officer, director, trustee or partner. There are no Claims or disputes of any nature or kind between the any Group Company and any Interested Party, or between any of them, relating to any Group Company. No Interested Party (i) is indebted to any Group Company nor is any Group Company indebted to any Interested Party (other than for accrued salaries, reimburse expenses or other standard employee benefits); or (ii) has any direct or indirect ownership interest, with any Person with which any Group Company has a business relationship or any Person which, directly or indirectly, competes with any Group Company.

(x) Internal Accounting Controls. Except as set forth in the SEC Documents, the Company and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to Assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for Assets is compared with the existing Assets at reasonable intervals and appropriate action is taken with respect to any differences.

(y) Bad Actor. No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company or, to the Company’s knowledge, any Company Covered Person, except for a Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3), is applicable. As used in this Section 6.28, the term “Company Covered Person” means, with respect to the Company as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).

(z) Brokerage Fees. There is no Person acting on behalf of the Company who is entitled to or has any claim for any financial advisory, brokerage or finder’s fee or commission in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby.

(aa) No Material Breach. The Company has confirmed that the Closing of this transaction is dependent on the representations or warranties made by the Company in this Agreement. Any untruth, inaccuracy or incompleteness in any representations or warranties made by the Company in this Agreement which have a Material Adverse Effect on the Group Companies may constitute a material breach of this Agreement.

(bb) Full Disclosure. All the representations and warranties made by Company herein or in the Disclosure Schedules hereto, and all of the statements, documents or other written information and replies pertaining to the transaction contemplated herein made or given by Company, its officers and employees, agents or representatives during the negotiations prior to this Agreement and title due diligence and requisition wan, when given, are now true, complete and accurate, and do not omit any information required to make the statements and information provided, in light of the transaction contemplated herein and in light of the circumstances under which they were made, not misleading and accurate in all material respects.

3.2 Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants as of the date hereof and as of the Closing Date to the Company as follows (unless as made of a specific date stated therein, in which case they shall be accurate as of such date):

(a) Organization; Authority. The Purchaser is either an individual or an entity duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation with full right, corporate, partnership, limited liability company or similar power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of the Transaction Documents and performance by the Purchaser of the transactions contemplated by the Transaction Documents have been duly authorized by all necessary corporate, partnership, limited liability company or similar action, as applicable, on the part of the Purchaser. Each Transaction Document to which it is a party has been duly executed by the Purchaser, and when delivered by the Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of the Purchaser, enforceable against it in accordance with its terms.

(b) Understandings or Arrangements. The Purchaser is acquiring the Shares for its own account and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of the Shares (this representation and warranty not limiting the Purchaser’s right to sell the Shares in compliance with applicable federal and state securities laws). The Purchaser is acquiring the Shares as principal, not as nominee or agent, and not with a view to or for distributing or reselling the Shares or any part thereof in violation of the Securities Act or any applicable state securities law.

(c) Foreign Investor. The Purchaser hereby represents that it has satisfied itself as to the full observance by the Purchaser of the laws of its jurisdiction applicable to the Purchaser in connection with the purchase of the Shares or the execution and delivery by the Purchaser of this Agreement and the Transaction Documents, including (i) the legal requirements within its jurisdiction for the purchase of the Shares, (ii) any foreign exchange restrictions applicable to the purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the Purchaser’s purchase, holding, redemption, sale, or transfer of the Shares. The Purchaser’s subscription and payment for, and continued beneficial ownership of, the Shares will not violate any securities or other laws of the Purchaser’s jurisdiction applicable to the Purchaser.

(d) Experience of Purchaser. The Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, and has so evaluated the merits and risks of such investment. The Purchaser is able to bear the economic risk of an investment in the Shares and, at the present time, is able to afford a complete loss of such investment.

(e) Access to Information. The Purchaser acknowledges that it has had the opportunity to review the Transaction Documents and the SEC Reports and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Shares and the merits and risks of investing in the Shares; (ii) access to information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

(f) Regulation S. The Purchaser is a non-U.S. person (as such term is defined in Rule 902 of Regulation S under the Securities Act) and is not acquiring the Shares for the account or benefit of a U.S. person. The Purchaser will not, within six (6) months of the date of the transfer of the Shares to the Purchaser, (i) make any offers or sales of the Shares in the United States or to, or for the benefit of, a U.S. person (in each case, as defined in Regulation S) other than in accordance with Regulation S or another exemption from the registration requirements of the Securities Act, or (ii) engage in hedging transactions with regard to the Shares unless in compliance with the Securities Act. Neither the Purchaser nor any of the Purchaser’s Affiliates or any person acting on his/her or their behalf has engaged or will engage in directed selling efforts (within the meaning of Regulation S) with respect to the Shares, and all such persons have complied and will comply with the offering restriction requirements of Regulation S in connection with the offering of the Shares outside of the United States.

(g) Certain Transactions and Confidentiality. Other than consummating the transactions contemplated hereunder, the Purchaser has not, nor has any Person acting on behalf of or pursuant to any understanding with the Purchaser, directly or indirectly executed any purchases or sales, including Short Sales, of the securities of the Company during the period commencing as of the time that the Purchaser first discussed the transaction with the Company or any other Person representing the Company setting forth the material terms of the transactions contemplated hereunder and ending on the date when this Agreement is publicly disclosed by the Company. The Purchaser has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction) except the earlier disclosures on the websites of the Stock Exchange of Hong Kong Purchaser simultaneously due to the time difference.

(h) Purchaser Status. At the time the Purchaser was offered the Shares, it was, and as of the date hereof it is, an “accredited investor” as defined in Rule 501(a) under the Securities Act.

(i) No Registration. Subject to Section 4.5(d), the Purchaser understands that the Shares have not been registered under the Securities Act or applicable securities laws of any state or country and therefore the Shares cannot be sold, pledged, assigned or otherwise disposed of unless they are subsequently registered under the Securities Act and applicable state securities laws or exemptions from such registration requirements are available.

(j) No General Solicitation. The Purchaser is not purchasing the Shares as a result of any advertisement, article, notice or other communication regarding the Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

ARTICLE IV.
OTHER AGREEMENTS OF THE PARTIES

4.1 Reservation of Securities. As of the date hereof, the Company has reserved and the Company shall continue to reserve and keep available at all times, free of preemptive rights, a sufficient number of shares of Ordinary Share for issuance pursuant to the Transaction Documents in such amount as may then be required to fulfill its obligations in full under the Transaction Documents. Each party shall use its best efforts to timely satisfy each of the conditions to be satisfied by it as provided in Article II of this Agreement.

4.2 Certain Transactions and Confidentiality. The Purchaser covenants that neither it nor any Affiliate acting on its behalf or pursuant to any understanding with it will execute any purchases or sales, including Short Sales of any of the Company’s securities during the period commencing with the execution of this Agreement and ending on the date when this Agreement is publicly disclosed by the Company.  The Purchaser also covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company, the Purchaser will maintain the confidentiality of the existence and terms of this transaction except the earlier disclosures on the websites of the Stock Exchange of Hong Kong and of the Purchaser simultaneously due to the time difference.

4.3 Legends. The Shares may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of Shares other than pursuant to an effective registration statement, the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Shares under the Securities Act. The Purchaser agrees to the imprinting, so long as is required by this Section 4.3, of a legend on all of the certificates evidencing the Shares in the following form:

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

THESE SECURITIES ARE BEING OFFERED TO INVESTORS WHO ARE NOT U.S. PERSONS (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“THE SECURITIES ACT”)) AND WITHOUT REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT IN RELIANCE UPON REGULATION S PROMULGATED UNDER THE SECURITIES ACT. TRANSFER OF THESE SECURITIES IS PROHIBITED, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AVAILABLE EXEMPTION FROM REGISTRATION.  HEDGING TRANSACTIONS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

4.4 Further Cooperation. The Parties agree to further cooperation going forward, including but not limited to in the following areas: (i) HD Map, (ii) automatic drive, (iii) intelligent travel, and (iv) intelligent city. The Parties will also consider purchasing and holding each other’s shares in the future, the purchase price for which shall be negotiated and determined based upon the fair market value of the shares of the Parties.

4.5 Affirmative Covenants.

(a) Reporting Status; Listing. So long as Purchaser owns, legally or beneficially any of the Shares, the Company shall: (i) file in a timely manner all reports required to be filed under the Securities Act, the Exchange Act or any securities Laws and regulations thereof applicable to the Company of any state of the United States, or by the rules and regulations of the Principal Trading Market, and, to provide a copy thereof to Purchaser promptly after such filing upon Purchaser’s request; (ii) not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would otherwise permit such termination; (iii) if required by the rules and regulations of the Principal Trading Market, promptly secure the listing of any of the Shares upon the Principal Trading Market (subject to official notice of issuance) and, take all reasonable action under its control to maintain the continued listing, quotation and trading of its Ordinary Shares on the Principal Trading Market, and the Company shall comply in all respects with the Company’s reporting, filing and other Obligations under the Memorandum of Association and Articles of Association, the Financial Industry Regulatory Authority, Inc. and such other Governmental Authorities, as applicable. The Company shall promptly provide to Purchaser copies of any notices it receives from the SEC or any Principal Trading Market, to the extent that any such notices could in anyway have or be reasonably expected to have a Material Adverse Effect.

(b) Rule 144. With a view to making available to Purchaser the benefits of Rule 144 under the Securities Act (“Rule 144”), or any similar rule or regulation of the SEC that may at any time permit Purchaser to sell any of the Shares to the public without registration, the Company represents and warrants that: (i) the Company is, and has been for a period of at least ninety (90) days immediately preceding the date hereof, subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; (ii) the Company has filed all required reports under Section 13 or 15(d) of the Exchange Act, as applicable, during the twelve (12) months preceding the Closing Date (or for such shorter period that the Company was required to file such reports); (iii) the Company is not an issuer defined as a “Shell Company” (as hereinafter defined); and (iv) if the Company has, at any time, been an issuer defined as a Shell Company, the Company has: (A) not been an issuer defined as a Shell Company for at least six (6) months prior to the Closing Date; and (B) has satisfied the requirements of Rule 144(i) (including, without limitation, the proper filing of “Form 10 information” at least six (6) months prior to the Closing Date). For the purposes hereof, the term “Shell Company” shall mean an issuer that meets the description set forth under Rule 144(i)(1)(i). In addition, so long as Purchaser owns, legally or beneficially, any of the Shares, the Company shall, at its sole expense:

(i) Make, keep and ensure that adequate current public information with respect to the Company, as required in accordance with Rule 144, is publicly available;

(ii) furnish to Purchaser, promptly upon reasonable request: (A) a written statement by the Company that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act; and (b) such other information as may be reasonably requested by Purchaser to permit Purchaser to sell any of the Shares pursuant to Rule 144 without limitation or restriction;

(iii) promptly at the request of Purchaser and subject to the Securities Laws , give the Company’s transfer agent instructions to the effect that, upon the transfer agent’s receipt from Purchaser of a certificate (a “Rule 144 Certificate”) certifying that Purchaser’s holding period (as determined in accordance with the provisions of Rule 144) for any portion of the Shares which Purchaser proposes to sell or remove the restrictive legend (the “Securities Being Sold”) is not less than six (6) months, and receipt by the transfer agent of the “Rule 144 Opinion” (as hereinafter defined) from the Company or its counsel (or from Purchaser and its counsel as permitted below), the transfer agent is to effect the removal of the restrictive legend and/or transfer of the Securities Being Sold and issue to Purchaser or transferee(s) thereof one or more stock certificates representing the transferred Securities Being Sold without any restrictive legend and without recording any restrictions on the transferability of such Securities Being Sold on the transfer agent’s books and records. In this regard, upon Purchaser’s request, the Company shall have an affirmative obligation to cause its counsel to promptly issue to the transfer agent a legal opinion providing that, based on the Rule 144 Certificate, the Securities Being Sold were or may be sold, as applicable, pursuant to the provisions of Rule 144, even in the absence of an effective registration statement (the “Rule 144 Opinion”). If the transfer agent requires any additional documentation in connection with any proposed transfer or removal of restrictive legend by Purchaser of any Securities Being Sold, the Company shall promptly deliver or cause to be delivered to the transfer agent or to any other Person, all such additional documentation from the Company as may be necessary to effectuate the transfer of the Securities Being Sold and the issuance of an unlegended certificate to any transferee thereof, all at the Company’s expense. In the event the Purchaser removes the restrictive legend and desires to sell any of the Shares during the period six months and 12 months from the Closing Date, the Purchaser shall first confirm with the Company that the Company is current in its filings under the Exchange Act and comply with the Securities Laws.

(c) Matters with Respect to Securities and Transfer Agent.

(i) Removal of Restrictive Legends. In the event that Purchaser has any shares of the Company’s Common Stock bearing any restrictive legends, and Purchaser, through its counsel or other representatives, submits to the Company’s transfer agent (“Transfer Agent”) any such shares for the removal of the restrictive legends thereon, pursuant to any exemption to the registration requirements under the Securities Act, and the Company and or its counsel refuses or fails for any reason (except to the extent that such refusal or failure is based solely on applicable Law that would prevent the removal of such restrictive legends) to render an opinion of counsel or any other documents or certificates required for the removal of the restrictive legends, then the Company hereby agrees and acknowledges that Purchaser is hereby irrevocably and expressly authorized to have counsel to Purchaser render any and all opinions and other certificates or instruments which may be required for purposes of removing such restrictive legends, and the Company hereby irrevocably authorizes and directs the Transfer Agent to, without any further confirmation or instructions from the Company, issue any such shares without restrictive legends as instructed by Purchaser when such removal complies with the applicable Law, and surrender to a common carrier for overnight delivery to the address as specified by Purchaser, certificates, registered in the name of Purchaser or its designees, representing the shares of Common Stock to which Purchaser is entitled, without any restrictive legends and otherwise freely transferable on the books and records of the Company.

(ii) Authorized Agent of the Company. The Company hereby irrevocably appoints Purchaser and Purchaser’s counsel and its representatives, each as the Company’s duly authorized agent and attorney-in-fact for the Company for the purposes of authorizing and instructing the Transfer Agent to process issuances, transfers and legend removals upon instructions from Purchaser, or any counsel or representatives of Purchaser, consistent with this Section 4.5(c). The authorization and power of attorney granted hereby is coupled with an interest and is irrevocable so long as Purchaser owns or has the right to receive, any shares of the Company’s Common Stock hereunder. In this regard, the Company hereby confirms to the Transfer Agent and Purchaser that it can NOT and will NOT give instructions, including stop orders or otherwise, inconsistent with the terms of this Section 4.5(c) with regard to the matters contemplated herein, and that Purchaser shall have the absolute right to provide a copy of this Agreement to the Transfer Agent as evidence of the Company’s irrevocable authority for Purchaser and Transfer Agent to process issuances, transfers and legend removals upon instructions from Purchaser, or any counsel or representatives of Purchaser, in each case as specifically contemplated in this Section 4.5(c), without any further instructions, orders or confirmations from the Company. In addition, if requested by Purchaser, the Company agrees to use its best good faith efforts to get an agreement executed by the Transfer Agent, reasonably acceptable to Purchaser, pursuant to which the Transfer Agent agrees and confirms that it will act in accordance with the terms of this Section 4.5(c).

(iii) Injunction and Specific Performance. The Company specifically acknowledges and agrees that in the event of a breach or threatened breach by the Company of any provision of this Section 4.5(c), Purchaser will be irreparably damaged and that damages at law would be an inadequate remedy if this Agreement were not specifically enforced.  Therefore, in the event of a breach or threatened breach of any provision of this Section 4.5(c) by the Company, Purchaser shall be entitled to obtain, in addition to all other rights or remedies Purchaser may have, at law or in equity, an injunction restraining such breach, without being required to show any actual damage or to post any bond or other security, and/or to a decree for specific performance of the provisions of this Section 4.5(c).

(d) Completion of Subsequent Registration. The Company undertakes to the Purchaser that it shall be obliged to, and shall use its best efforts to have 2,000,000 Shares registered under the Securities Act on Form F-3 (or other comparable applicable form) and applicable state securities laws as soon as practicable and shall file the Registration Statement within two weeks after either (i) the Initial Closing Date or (ii) the date of the Company’s publishing its annual report for the year ended December 31, 2018; provided that, however, the Company shall ensure that, in any event, the date of filing the Registration Statement for the Purchaser (i) shall not be later than the date of filing the Registration Statement for other shareholders of the Company; and (ii) shall not be later than April 30, 2019. The Company shall bear all the costs and expenses associated with the registration. If the Company fails to file the Registration Statement covering the resale of the Shares on or before April 30, 2019 or fails to file the Registration Statement covering the resale of the Subsequent Shares before the deadline provided in Section 2.1(b), it shall indemnify the Purchaser US$30,000 per calendar day, subject to a maximum of US$3 million in aggregate, and any compensation amount shall (i) be deducted from the Subsequent Subscription Amount or (ii) be paid in cash by the Company if the purchase of the Subsequent Shares by the Purchaser didn’t occur as set forth in Section 2.1(b). The Company hereby acknowledges that time is of the essence with respect to the filing of the Registration Statement and the effectiveness of the Registration Statement and if it fails to perform its obligations under this Section, the Purchaser may suffer tremendous losses. The Company and the Purchaser hereto acknowledge and agree that the sums payable under this Section shall constitute liquidated damages and not penalties. The parties further acknowledge that (i) the amount of loss or damages likely to be incurred is incapable or is difficult to precisely estimate, (ii) the amounts specified in this Section bear a reasonable relationship to, and are not plainly or grossly disproportionate to, the probable loss likely to be incurred in connection with any failure by the Company to obtain or maintain the effectiveness of a Registration Statement, (iii) one of the reasons for the Company and the Purchaser reaching an agreement as to such amounts was the uncertainty and cost of litigation regarding the question of actual damages, and (iv) the Company and the Purchaser are sophisticated business parties and have been represented by sophisticated and able legal counsel and negotiated this Agreement at arm's length.

(e) Use of Proceeds.

(i) The proceeds from the issuance of the Ordinary Shares to the Purchaser at the Closing shall be used for the working capital of the Group Company.

(ii) The Company will not directly or indirectly use the proceeds from the issuance of the Ordinary Shares to the Purchaser, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person for the purpose of funding or facilitating any activities or business of or with any person towards any sales or operations in Cuba, Iran, Libya, Syria, Sudan, the Democratic People’s Republic of Korea, Myanmar or any other country sanctioned by OFAC from time to time or for the purpose of funding any operations or financing any investments in, or make any payments to, any Person targeted by or subject to any Sanctions.

(iii) The use of proceeds from the issuance of the Ordinary Shares to the Purchaser will be in compliance with and will not result in the breach of the Sanctions; and the Company further covenants not to engage, directly or indirectly, in any other activities that would result in a violation of Sanctions by any Person, including any Person participating in the transactions contemplated by this Agreement.

(f) Compliance with Laws and Material Contracts. The Company shall, and the Company shall urge each other Group Company and/or relevant Person to:

(i) conduct its respective business as now conducted and as presently proposed to be conducted in compliance with all Material Contracts and all applicable Laws in all material respects on a continuing basis, including without limitation the Laws regarding foreign investments, corporate registration and filing, conduct of the business, foreign exchange (including SAFE Rules and Regulations), environmental protection, intellectual property rights, labor and social welfare, taxation, accounting, and the anti-corruption Laws, in each case, to the extent applicable;

(ii) take reasonable and appropriate steps that in the judgment of such Group Company are prudent to protect the title and ownership in the Company Owned Intellectual Property (including office software), and use such Company Owned Intellectual Property in a legal manner;

(iii) make full and timely payment of statutory contributions, including but not limited to social insurance, and make provisions for such arrear in respect of social insurance at the Closing in the financial statements for the payment of all accrued and unpaid applicable social insurance of each Group Company;

(iv) take all reasonable measures as soon as practicable to resolve any non-compliance or deficiency contained in the Disclosure Schedules, including but not limited to, the completion of the registration of the pledge of equity interests of Beijing Zhong Chuan Shi Xun Technology Limited (北京中传视讯科技有限公司), discharge Song Xuesong from the registration as a dishonest person subject to enforcement action (失信被执行人) and gradually cleaning up loans and receivables (if any) with the related parties and partners in accordance with the regulatory financial requirements;

(v) not, including procuring any Company Affiliate not to, take any Proceeding, directly or indirectly, that would result in a violation of or has violated any anti-corruption Laws;

(vi) conduct the operations at all times in compliance with applicable money laundering Laws;

(vii) provide to the Purchaser any information reasonably necessary for the preparation of income Tax Returns by the Purchaser or its Affiliate(s).

(g) Non-competition.

(i) The Company shall urge each Key Employee to devote his/her full time and attention to the business of the Group Companies and will use his/her commercially reasonable best efforts to develop the Business and work for the interests of the Group Companies and to fulfill his/her non-competition and non-solicitation undertakings during the period of two years from the date that the Key Employee ceases to be a member or employee of any Group Company (the “Non-Compete Period”);

(ii) The Company hereby undertakes to the Purchaser that during the Non-Compete Period, it shall urge each Key Employee shall not, and shall cause his/her Affiliates (other than Group Company) not to, (i) induce or attempt to induce directly or indirectly, in his/her own name or on behalf of any other company, enterprise or organization, any employee of any Group Company as at the relevant time to leave the employment of or terminate his/her services with a Group Company, or enter into any employment or services agreement with any Competing Person; or assist or encourage whether by providing advice or information or otherwise, any employee of any Group Company as at the relevant time to leave the employment or terminate his/her service with a Group Company; or advise or recommend whether by providing advice or information or otherwise, any company, enterprise or other organization to hire or induce, or cause or attempt to hire or induce any employee of any Group Company as at the relevant time to leave the employment or terminate his/her service with a Group Company; or (ii) use a business name deceptively similar to a business name owned or used by any Group Company, or establish or otherwise create any enterprise, organization or domain name by using such business name.

(iii) The Company acknowledges that, the obligations of each Key Employee under Section 4.5(g) are substantial to this Agreement. Section 4.5(g) shall be an independent undertaking and not be subject to the Purchaser’s performance or failure to perform any of other obligations under this Agreement.

ARTICLE V.
INDEMNIFICATION

5.1. Indemnification. Each Party (as “Indemnifying Party”) hereby agrees to defend and indemnify the other party and its Affiliates and subsidiaries, and their respective directors, officers, employees, agents and representatives, and the successors and assigns of each of them (collectively, the “Indemnified Parties”) and the Indemnifying Party does hereby agree to hold the Indemnified Parties harmless, from and against any and all Claims made, brought or asserted against the Indemnified Parties, or any one of them, and the Indemnifying Party hereby agrees to pay or reimburse the Indemnified Parties for any and all Losses payable by any of the Indemnified Parties to any Person through all negotiations, mediations, arbitrations, trial and appellate levels, as a result of, or arising out of, or relating to: (i) any misrepresentation or breach of any representation or warranty made by the Indemnifying Party in this Agreement, the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby; or (ii) any breach of any covenant, agreement or Obligation of the Indemnifying Party contained in this Agreement, the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby. To the extent that the foregoing undertaking by parties may be unenforceable for any reason, the Indemnifying Party shall make the maximum contribution to the payment and satisfaction of each of the Claims covered hereby, which is permissible under applicable Law. The Indemnifying Party will not be liable to the Indemnified Parties under this indemnity: (i) for any settlement by the Indemnified Parties in connection with any Claim effected without the Indemnifying Party ’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; or (ii) to the extent, but only to the extent, that a Claim is attributable to the Indemnified Parties’ breach of any of the representations, warranties, covenants or agreements made by the Indemnified Parties in this Agreement or in the other Transaction Documents.

ARTICLE VI.
MISCELLANEOUS

6.1 Fees and Expenses. Except as expressly set forth in the Transaction Documents to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

6.2 Entire Agreement. The Transaction Documents contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

6.3 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the date of transmission, if such notice or communication is delivered via facsimile at or prior to 5:30 p.m. (New York City time) on a Business Day, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile on a day that is not a Business Day or later than 5:30 p.m. (New York City time) on any Business Day, (c) the second (2nd) Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto.

6.4 Amendments; Waivers. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Company and the Purchaser, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

6.5 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

6.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. No party hereto may assign this Agreement or any rights or obligations hereunder without the prior written consent of the Company and the Purchaser.

6.7 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in this Section 6.7.

6.8 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

6.9 Survival. The representations and warranties contained herein shall survive the Closing and the delivery of the Shares.

6.10 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

6.11 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

6.12 Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

6.13 Construction. The parties agree that each of them and/or their respective counsel have reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments thereto. In addition, each and every reference to share prices and shares of Ordinary Share in any Transaction Document shall be subject to adjustment for reverse and forward stock splits, stock combinations and other similar transactions of the Ordinary Share that occur after the date of this Agreement. The English version of this Agreement, regardless of whether a translation in any other language is or will be made, shall be the only authentic version.

6.14 WAIVER OF JURY TRIAL. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

COMPANY

Luokung Technology Corp.

By:	/s/ Jie Yu
Name:	Jie Yu
Title:	Chief Financial Officer

Address for Notice:
LAB 32, SOHO 3Q, No 9, Guanghua Road,
Chaoyang District, Beijing
People’s Republic of China, 100020
Email: yujie@luokung.com

Purchaser

Honbridge Holdings Limited

By:	/s/ Liu Wei, William
Name:	Liu Wei, William
Title:	Executive Director and Co-Chief Executive Officer

Address for Notice: Unit 5402, 54/F., Central Plaza, 18 Harbour Road,

Wanchai, Hong Kong.

Fax: (852) 2827 8233

Email: yulin@8137.hk